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Exhibit 21

Synergy Pharmaceuticals, Inc., a Florida corporation
Callisto Research Labs, LLC, a Delaware limited liability company
Callisto GmbH, a German corporation
IgX, Ltd., an Ireland corporation

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  Exhibit 21